                                                EXHIBIT 21.1

LIST OF SUBSIDIARIES
Following lists the significant subsidiaries of the registrant and the state or jurisdiction of incorporation of each:

	NAME	INCORPORATED

1)	First National Bank of Pennsylvania	United States

2)	First National Insurance Agency, LLC	Delaware
First National Trust Company (which includes First National Investment Services Company, LLC) is a subsidiary of First National Bank of Pennsylvania.
Bank Capital Services, LLC (which is a subsidiary of First National Bank of Pennsylvania) also conducts business under the name F.N.B. Equipment Finance.